EXHIBIT 5.1

[Gable & Gotwals Letterhead]

July 17, 2005

ONEOK, Inc.

100 W. 5th St.

Tulsa, OK 74103-4298

Re: ONEOK Notes Offering

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3, as amended (Registration No. 82717) (the “Registration Statement”) and the Prospectus Supplement, dated June 14, 2005 (the “Prospectus Supplement”) of ONEOK, Inc., an Oklahoma corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of $400,000,000 aggregate principal amount of the Company’s 5.20% Notes due 2015 (the “5.20% Notes”) and $400,000,000 aggregate principal amount of the Company’s 6.00% Notes due 2035 (the “6.00% Notes”, and together with the 5.20% Notes, the “Securities”).

As legal counsel to the Company for this transaction, we have examined and relied upon the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Company, such certificates of public officials and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinion expressed below. We have examined, among other documents, the following:

(a) that certain Indenture dated December 28, 2001 between the Company and SunTrust Bank, a Georgia banking corporation (the “Trustee”), as supplemented by a Second Supplemental Indenture, dated June 17, 2005 and a Third Supplemental Indenture, dated June 17, 2005 (collectively, the “Indenture”);

(b) the Securities;

(c) that certain Underwriting Agreement dated June 14, 2005, between the Company and Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the several Underwriters named in Schedule I thereto (the “Underwriting Agreement”);

(d) the Secretary’s Certificate of the Company dated June 17, 2005;

(e) a Certificate of the Secretary of State of the State of Oklahoma dated as of a date in June, 2005, as to the corporate existence and good standing of the Company;

(f) the Certificate of Incorporation of the Company and all amendments thereto and related certificates (the “Certificate of Incorporation”); and

(g) the By-laws of the Company and all current amendments thereto (the “By-laws”).

The Indenture, the Securities and the Underwriting Agreement are collectively referred to herein as the “Note Documents.”

In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Company.

To the extent it may be relevant to the opinions expressed herein, we have also assumed that: (i) none of the Underwriting Agreement, the Indenture or the Securities violates New York law; (ii) the Underwriting Agreement, the Indenture and the Securities have each been duly executed and delivered by the Company to the extent such execution and delivery are questions of New York law; (iii) the Securities have been duly issued to the extent such issuance is a question of New York law; and (iv) the Securities have been duly authenticated by the Trustee.

Based on and subject to the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

2. The Company has full corporate power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by the Note Documents.

3. The Note Documents have each been duly authorized, executed and delivered by the Company.

In rendering the foregoing opinions, our examination of matters of law has been limited to the laws of the state of Oklahoma and the federal laws of the United States of America as in effect on the date hereof. We undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein or in any matters upon which the opinions and views set forth in this letter are based.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K dated July 17, 2005, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Gable & Gotwals